Exhibit 8.3

TRE TAXATION SERVICES SDN BHD

TRUSTWORTHY . RESPONSIVE . EFFECTIVE (Company No. 815865-H)

D-31-01, Menara Suezcap 1, Gerbang Kerinchi Lestari, No 2, Jalan Kerinchi, 59200 Kuala Lumpur Tel: 03 2771 1574

BY EMAIL

12 October 2022

LEET Technology Inc.

805, 8th Floor, Menara Mutiara Majestic,

Jalan Othman, Petaling Jaya

46000, Selangor, Malaysia

Dear Sirs,

REGISTRATION STATEMENT OF FORM S-4

We refer to the above matter.

We have acted as Malaysian Tax Counsel to LEET Technology Inc., a Delaware corporation (the “Company”), in connection with the filing by LEET Inc., a British Virgin Islands business company into which the Company will merge, with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-4, including all amendments or supplements thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Redomicile of the Company as a British Virgin Islands corporation and the transactions related thereto (the “Redomicile”).

As Malaysia tax counsel, we have reviewed the Registration Statement. In rendering this opinion, we have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of Malaysia income tax law on the date hereof as set forth in the Registration Statement under the caption “Material Malaysia Tax Considerations”.

This opinion is solely based upon the facts provided to us and the existing provisions of the Income Tax Act 1967. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as Malaysia counsel to LEET Inc. under the caption “Material Malaysia Tax Considerations” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Yours faithfully,

For TRE TAXATION SERVICES SDN BHD

Krishnan Dorairaju

Director / Licensed Tax Agent

[Agent No: 02/7192/07/2024]